EXHIBIT 99.1

Norwegian Cruise Line Reports Financial Results for the Fourth Quarter and Full Year 2013

Increase in full year Adjusted EPS of 45.4%

Stronger pricing, addition of Norwegian Breakaway drive
top line growth in 2013

MIAMI, Feb. 18, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter and year ended December 31, 2013, and provided guidance for the first quarter and full year 2014.

Full Year 2013 Highlights

  Adjusted EPS of $1.41, up 45.4%

  Net Yield increase of 4.3% (or 4.2% on a Constant Currency basis)

  Revenue of $2.6 billion, up 12.9%

  Adjusted EBITDA of $647.2 million, up 16.5%

  Financial transaction milestones, including initial public offering, optimize capital structure

  Introduction of Company's first Breakaway class ship, Norwegian Breakaway

  Commenced development of recently acquired island destination in Belize

Fourth Quarter 2013 Highlights

  Adjusted EPS of $0.19 compared to $0.04 in prior year

  Net Yield increase of 4.8% (or 4.7% on a Constant Currency basis)

  Revenue of $600.3 million, up 19.3%

  Adjusted EBITDA of $124.1 million, up 19.9%

Full Year 2013 Results

"A year that began with a highly successful initial public offering, followed by other transactions which resulted in a strong balance sheet and credit metrics, and the launch of the first ship in our Breakaway class, Norwegian Breakaway, will undoubtedly be remembered as one of the seminal years in Norwegian's 47-year history," said Kevin Sheehan, president and chief executive officer. "The hard work of 25,000 Norwegian team members, all with a keen focus on our vision and mission, has been the catalyst for reaching these milestones, reporting solid financial performance in a challenging year for the industry and positioning the Company for measured, disciplined growth," continued Sheehan.

For the full year 2013, the Company reported Adjusted EPS of $1.41, which is above the top range of the Company's guidance and a 45.4% increase from 2012 Adjusted EPS of $0.97. Adjusted Net Income for the year was $295.8 million compared to $173.1 million in 2012. On a GAAP basis, net income and diluted earnings per share were $101.7 million and $0.49, respectively, the difference primarily relates to the prepayment and refinancing of certain credit facilities and the redemption of certain of the Company's senior notes in connection with the Company's initial public offering and refinancing activities.

A 13.4% improvement in Net Revenue was the result of the addition of Norwegian Breakaway to the Company's fleet, along with an increase in Net Yield of 4.3% (or 4.2% on a Constant Currency basis) from higher ticket pricing and onboard spend, partially offset by three incremental scheduled Dry-docks.

Adjusted Net Cruise Cost excluding Fuel per Capacity Day increased 3.6% (or 3.4% on a Constant Currency basis) mainly due to the aforementioned Dry-docks along with inaugural and other newbuild launch-related expenses.  The Company's fuel price per metric ton, net of hedges, was $675 compared to $664 in 2012 while fuel consumption per Capacity Day decreased 3.3% in the period.

Interest expense, net for the year was $282.6 million and included $160.6 million in charges related to the aforementioned prepayments and refinancing of certain credit facilities and redemption of certain of senior notes. Excluding these charges interest expense, net was $122.0 million compared to $189.9 million in the prior year.

Fourth Quarter 2013 Results

The Company reported fourth quarter 2013 Adjusted EPS of $0.19 on Adjusted Net Income of $40.5 million compared to $0.04 and $5.6 million, respectively, for the same period in 2012. Net income and diluted earnings per share on a GAAP basis were $36.1 million and $0.17, respectively.

Net Revenue for the period increased 19.3% from the addition of Norwegian Breakaway to the Company's fleet and a 4.8% increase in Net Yield (4.7% on a Constant Currency basis), partially offset by a Dry-dock for Norwegian Sky.  Adjusted Net Cruise Cost excluding Fuel per Capacity Day increased 7.6% primarily due to the Dry-dock in the period and the acceleration of certain scheduled repairs and maintenance that the Company performed in the fourth quarter. Fuel price per metric ton, net of hedges, decreased 6.6% to $649 from $695.

Interest expense, net decreased to $24.6 million from $47.7 million in 2012, benefitting from the aforementioned financial transactions.

2014 Guidance and Sensitivities

In addition to the results for the fourth quarter and full year 2013, the Company also provided the following guidance for the first quarter and full year 2014, along with accompanying sensitivities.

In thousands except per share data	First Quarter 2014		Full Year 2014
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	3.5 to 4.0%	3.5 to 4.0%	Approx. 4%	Approx. 4%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (1)	2.5 to 3.5%	2.5 to 3.5%	(2.0) to (1.0)%	(2.0) to (1.0)%
Adjusted EPS	$0.20 to $0.24		$2.20 to $2.35
Depreciation and amortization	$60 to $64 million		$245 to $255 million
Interest Expense, net	$32 to $37 million		$135 to $145 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.02		$0.11

(1) Q1 includes incremental Dry-dock and newbuild launch and inaugural expense
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2014	Full Year 2014
Fuel consumption in metric tons	127,000	515,000
Fuel price per metric ton, net of hedges	$660	$695
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges (in thousands)	$0.02	$0.07

As of December 31, 2013, the Company had hedged approximately 65%, 53%, and 15% of its remaining 2014, 2015 and 2016 projected metric tons of fuel purchases, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of December 31, 2013, anticipated capital expenditures together with amounts for ship construction and related export credit financing were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of December 31, 2013):

	Full Year
	2014	2015	2016
Ship Construction	$ 802,650	$ 968,101	$ 116,336
Ship Financing	(705,968)	(761,085)	(46,069)
Ship Construction net of financing	$ 96,682	$ 207,016	$ 70,267
Business Enhancement Capital Expenditures, including ROI Capital Expenditures (1) (2) (3)	$ 98,000	$ 81,000	$ 92,000
Incremental ROI Capital Expenditures for exhaust gas scrubbers	$ 27,000	$ 29,000	$ 8,000

(1) 2014 includes $38 million in ROI Capital Expenditures
(2) 2014, 2015 and 2016 exclude amounts for exhaust gas scrubbers
(3) 2014 and 2015 include investment for development of the Company's future cruise destination in Belize

Newbuild Update and Other Highlights

On January 10, 2014 the Company took delivery of the latest ship in its fleet, the 4,000-berth Norwegian Getaway. The second in the Company's Breakaway class fleet, the ship offers a host of game-changing features and amenities that have been hailed as revolutionary when first introduced in 2013 on her sister ship, Norwegian Breakaway. These features include The Waterfront, a quarter-mile outdoor promenade lined with restaurants and lounges and 678 Ocean Place, the hub of the ship's nightlife activities with additional restaurants, entertainment venues and more. Unique to Norwegian Getaway are entertainment offerings including the hit Broadway musical Legally Blonde, the Latin-inspired Broadway ballroom show Burn the Floor and the first GRAMMY Experience at sea. The ship also boasts the Illusionarium, an extraordinary venue for the ship's first-at-sea magic, illusion and special effects dinner show.

The ship also marks Norwegian's return to the year-round, seven-day Caribbean market from Miami after a decade-long absence. Said Sheehan on Norwegian Getaway's arrival, "Norwegian pioneered Homeland Cruising over ten years ago by expanding its offering to homeports around the country. Today, as we expand our fleet through our disciplined newbuild program, we felt that now was the right time to not only return to Miami year-round, but to return with the largest ship to homeport year-round in the Cruise Capital of the World." Continued Sheehan, "Her seven-day sailings to the Caribbean provide a consistent option for our guests and travel partners looking for a Freestyle Cruising experience from Miami any time of year."  As "Miami's Ultimate Ship", Norwegian Getaway showcases venues and features reminiscent of Miami and the surrounding areas, including The Tropicana Room, which harkens to 1950's Miami Beach dining and dancing halls, the Sugarcane Mojito Bar and the Sunset Bar, inspired by Ernest Hemingway's Key West.

Construction on the Company's current newbuilds, the 4,200-berth Norwegian Escape and Norwegian Bliss is on schedule for deliveries in the fall of 2015 and spring of 2017, respectively.

On February 17, 2014 the Company announced the addition of F. Robert Salerno and Robert Seminara to its board of directors. Mr. Salerno is a veteran of the car rental industry, beginning his career with The Hertz Corporation and advanced through increasingly broader operating and leadership positions. Mr. Salerno later joined Avis as Vice President for the New York Area, after which he was promoted to President and Chief Operating Officer, a position he held until 2010 when he became Vice Chairman until his retirement in 2011. During his tenure the company moved from employee-owned to publically traded on NASDAQ as well as acquired Budget to form the Avis Budget Group, on whose board he currently serves. Salerno joins the board as an independent director and replaces Steve Martinez as a member of the audit committee. Mr. Seminara is a Senior Partner of Apollo having joined in 2003 and oversees the firm's efforts in the packaging sector. Prior to that time, Mr. Seminara was a member of the Private Equity group at Evercore Partners from 1996 to 2003. Prior to his tenure at Evercore, Mr. Seminara was employed by Lazard Frères & Co. in the Media & Communications group. Mr. Seminara serves on the board of directors of Berry Plastics Group, Inc. In addition, he is a member of the Board of Managers of Momentive Performance Materials.

Conference Call

The Company has scheduled a conference call for Tuesday, February 18, 2014 at 11:00 a.m. EST to discuss fourth quarter and full year 2013 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway on January 10, 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo's Bake Shop by Buddy Valastro, star of the TLC series "Cake Boss." The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and the unique dining and magic venue, the Illusionarium. Norwegian Getaway's sister ship, Norwegian Breakaway, was named "Best New Ship of 2013" by the editors of Cruise Critic and "Best Rookie Cruise Ship" by the readers of Travel Weekly.  Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city.

The Company has two 4,200-passenger vessels on order at Meyer Werft: Norwegian Escape with delivery scheduled in the fall of 2015; and Norwegian Bliss with delivery in the spring of 2017.  Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, Blue Man Group and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Diluted earnings (loss) per share adjusted for supplemental adjustments.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures: Capital expenditures other than those related to new ship construction.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Net Debt-to-Capital is defined as total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures. Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Offering(s). Public offering in August 2013 resulting in the sale of 23,000,000 ordinary shares by our sponsors and public offering in December 2013 resulting in the sale of 25,300,000 ordinary shares by our sponsors.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance, is a factor in the evaluation of the performance of management and is the primary metric used in determining the Company's performance incentive bonus paid to its employees. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and EPS excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of general economic conditions and related factors such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect our ability to compete effectively; negative publicity surrounding the cruise industry; changes in fuel prices and/or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our substantial indebtedness, including the inability to generate the necessary amount of cash to service our existing debt, and to repay our credit facilities; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how external distribution channels sell and market our cruises; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships; the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations; the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of the spread of epidemics and viral outbreaks; the uncertain political environment in countries where we operate; the impact of weather and natural disasters; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; the impact of pending or threatened litigation and investigations; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; increases in our future fuel expenses related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue
Passenger ticket	$ 415,399	$ 346,692	$ 1,815,869	$ 1,604,563
Onboard and other	184,946	156,479	754,425	671,683
Total revenue	600,345	503,171	2,570,294	2,276,246
Cruise operating expense
Commissions, transportation and other	108,166	88,891	455,816	410,531
Onboard and other	42,095	37,065	195,526	173,916
Payroll and related	92,887	72,376	340,430	293,059
Fuel	78,324	76,935	303,439	283,678
Food	35,553	30,644	136,785	125,807
Other	60,764	38,683	225,663	191,442
Total cruise operating expense	417,789	344,594	1,657,659	1,478,433
Other operating expense
Marketing, general and administrative	64,232	60,435	301,155	251,183
Depreciation and amortization	56,894	48,637	215,593	189,537
Total other operating expense	121,126	109,072	516,748	440,720
Operating income	61,430	49,505	395,887	357,093
Non-operating income (expense)
Interest expense, net	(24,633)	(47,659)	(282,602)	(189,930)
Other income (expense)	235	(631)	1,403	2,099
Total non-operating income (expense)	(24,398)	(48,290)	(281,199)	(187,831)
Net income before income taxes	37,032	1,215	114,688	169,262
Income tax expense	(625)	(162)	(11,802)	(706)
Net income	36,407	1,053	102,886	168,556
Net income attributable to non-controlling interest	315	--	1,172	--
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 36,092	$ 1,053	$ 101,714	$ 168,556

Weighted-average shares outstanding
Basic	205,112,064	178,343,470	202,993,839	178,232,850
Diluted	210,914,163	179,144,241	209,239,484	179,023,683

Earnings per share
Basic	$ 0.18	$ 0.01	$ 0.50	$ 0.95
Diluted	$ 0.17	$ 0.01	$ 0.49	$ 0.94

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income	$ 36,407	$ 1,053	$ 102,886	$168,556
Other comprehensive income :
Shipboard Retirement Plan	2,187	(1,624)	2,538	(1,330)
Cash flow hedges:
Net unrealized gain	14,866	4,797	2,247	19,907
Amount realized and reclassified into earnings	(505)	2,907	(4,128)	(16,402)
Total other comprehensive income	16,548	6,080	657	2,175
Total comprehensive income	52,955	7,133	103,543	170,731
Comprehensive income attributable to non-controlling interest	455	--	900	--
Total comprehensive income attributable to Norwegian Cruise Line Holdings Ltd.	$ 52,500	$ 7,133	$ 102,643	$170,731

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 56,467	$ 45,500
Accounts receivable, net	18,260	15,062
Inventories	43,715	39,681
Prepaid expenses and other assets	64,482	64,686
Total current assets	182,924	164,929

Property and equipment, net	5,647,670	4,960,142
Goodwill and tradenames	611,330	611,330
Other long-term assets	209,054	202,026
Total assets	$ 6,650,978	$ 5,938,427
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 286,575	$ 221,233
Accounts payable	86,788	79,126
Accrued expenses and other liabilities	253,752	231,040
Due to affiliate	36,544	59,897
Advance ticket sales	411,829	353,793
Total current liabilities	1,075,488	945,089
Long-term debt	2,841,214	2,764,120
Due to affiliate	55,128	147,364
Other long-term liabilities	47,882	63,070
Total liabilities	4,019,712	3,919,643
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized;
205,160,340 shares issued and outstanding at December 31, 2013, and $.0012 par value;
40,000,000 shares authorized; 21,000,000 shares issued and outstanding at December 31, 2012	205	25
Additional paid-in capital	2,822,864	2,327,097
Accumulated other comprehensive income (loss)	(16,690)	(17,619)
Retained earnings (deficit)	(197,471)	(299,185)
Total shareholders' equity controlling interest	2,608,908	2,010,318
Non-controlling interest	22,358	8,466
Total shareholders' equity	2,631,266	2,018,784
Total liabilities and shareholders' equity	$ 6,650,978	$ 5,938,427

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net income	$ 102,886	$ 168,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	245,111	216,137
Loss (gain) on derivatives	(861)	1,945
Deferred income taxes, net	2,844	--
Write-off of deferred financing fees	36,357	2,358
Share-based compensation expense	23,075	5,160
Premium on debt issuance	--	6,000
Changes in operating assets and liabilities:
Accounts receivable, net	(3,198)	(4,592)
Inventories	(4,034)	(3,447)
Prepaid expenses and other assets	(15,667)	(3,490)
Accounts payable	7,662	(1,228)
Accrued expenses and other liabilities	25,925	(3,107)
Advance ticket sales	55,181	14,302
Net cash provided by operating activities	475,281	398,594
Cash flows from investing activities
Additions to property and equipment and other	(894,851)	(303,840)
Net cash used in investing activities	(894,851)	(303,840)
Cash flows from financing activities
Repayments of long-term debt	(2,393,613)	(859,422)
Repayments to Affiliate	(116,694)	--
Proceeds from long-term debt	2,522,311	800,618
Proceeds from the issuance of ordinary shares, net	473,914	--
Proceeds from the exercise of stock options	2,020	--
Deferred financing fees and other	(57,401)	(49,376)
Net cash provided by (used in) financing activities	430,537	(108,180)
Net increase (decrease) in cash and cash equivalents	10,967	(13,426)
Cash and cash equivalents at beginning of year	45,500	58,926
Cash and cash equivalents at end of year	$ 56,467	$ 45,500

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2013	2012	2013	2012

Passengers carried		405,007	342,866	1,628,278	1,503,107
Passenger Cruise Days		2,939,187	2,466,955	11,400,906	10,332,914
Capacity Days		2,745,734	2,410,639	10,446,216	9,602,730
Occupancy Percentage		107.0%	102.3%	109.1%	107.6%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012

Passenger ticket revenue	$ 415,399	$ 414,775	$ 346,692	$1,815,869	$1,814,397	$1,604,563
Onboard and other revenue	184,946	184,946	156,479	754,425	754,425	671,683
Total revenue	600,345	599,721	503,171	2,570,294	2,568,822	2,276,246
Less:
Commissions, transportation and other expense	108,166	107,955	88,891	455,816	455,286	410,531
Onboard and other expense	42,095	42,095	37,065	195,526	195,526	173,916
Net Revenue	$ 450,084	$ 449,671	$ 377,215	$1,918,952	$1,918,010	$1,691,799

Capacity Days	2,745,734	2,745,734	2,410,639	10,446,216	10,446,216	9,602,730

Gross Yield	$ 218.65	$ 218.42	$ 208.73	$ 246.05	$ 245.91	$ 237.04
Net Yield	$ 163.92	$ 163.77	$ 156.48	$ 183.70	$ 183.61	$ 176.18

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2013			2013
		Constant			Constant
	2013	Currency	2012	2013	Currency	2012
Total cruise operating expense	$ 417,789	$ 416,795	$ 344,594	$1,657,659	$1,655,971	$1,478,433
Marketing, general and administrative expense	64,232	63,996	60,435	301,155	300,719	251,183
Gross Cruise Cost	482,021	480,791	405,029	1,958,814	1,956,690	1,729,616
Less:
Commissions, transportation and other expense	108,166	107,955	88,891	455,816	455,286	410,531
Onboard and other expense	42,095	42,095	37,065	195,526	195,526	173,916
Net Cruise Cost	331,760	330,741	279,073	1,307,472	1,305,878	1,145,169
Less: Fuel expense	78,324	78,324	76,935	303,439	303,439	283,678
Net Cruise Cost Excluding Fuel	253,436	252,417	202,138	1,004,033	1,002,439	861,491
Less: Other (1)	5,742	5,742	--	33,049	33,049	--
Adjusted Net Cruise Cost Excluding Fuel	$ 247,694	$ 246,675	$ 202,138	$ 970,984	$ 969,390	$ 861,491

Capacity Days	2,745,734	2,745,734	2,410,639	10,446,216	10,446,216	9,602,730

Gross Cruise Cost per Capacity Day	$ 175.55	$ 175.10	$ 168.02	$ 187.51	$ 187.31	$ 180.12
Net Cruise Cost per Capacity Day	$ 120.83	$ 120.46	$ 115.77	$ 125.16	$ 125.01	$ 119.25
Net Cruise Cost Excluding Fuel per Capacity Day	$ 92.30	$ 91.93	$ 83.85	$ 96.11	$ 95.96	$ 89.71
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 90.21	$ 89.84	$ 83.85	$ 92.95	$ 92.80	$ 89.71

(1) Consists of non-cash compensation, expenses incurred from changes in corporate entity structure, our Secondary Offerings and other supplemental adjustments.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 36,092	$ 1,053	$ 101,714	$ 168,556
Net income attributable to non-controlling interest	315	--	1,172	--
Net income	36,407	1,053	102,886	168,556
Non-cash compensation	4,842	4,500	9,408	4,500
Non-cash share-based compensation related to IPO	--	--	18,527	--
Expenses related to debt prepayments (1)	--	--	160,573	--
Other (2)	(775)	--	4,396	--
Adjusted Net Income	$ 40,474	$ 5,553	$ 295,790	$ 173,056

Diluted weighted-average shares outstanding	210,914,163	179,144,241	209,239,484	179,023,683
Diluted earnings per share (3)	$ 0.17	$ 0.01	$ 0.49	$ 0.94
Adjusted EPS (4)	$ 0.19	$ 0.04	$ 1.41	$ 0.97

(1) Consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(2) Expenses and benefits incurred from changes in corporate entity structure and our Secondary Offerings.
(3) Diluted earnings per share is computed by dividing net income by diluted weighted-average shares outstanding.
(4) Differences due to rounding.

Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 36,092	$ 1,053	$ 101,714	$ 168,556
Interest expense, net	24,633	47,659	282,602	189,930
Income tax expense	625	162	11,802	706
Depreciation and amortization expense	56,894	48,637	215,593	189,537
EBITDA	118,244	97,511	611,711	548,729
Net income attributable to non-controlling interest	315	--	1,172	--
Other (income) expense	(235)	631	(1,403)	(2,099)
Non-cash compensation and other (1)	5,742	5,318	17,188	9,004
Non-cash share-based compensation related to IPO	--	--	18,527	--
Adjusted EBITDA	$ 124,066	$ 103,460	$ 647,195	$ 555,634

(1) Consists of non-cash compensation, expenses incurred from changes in corporate entity structure, our Secondary Offerings and other supplemental adjustments.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	December 31,
	2013	2012

Long-term debt, net of current portion	$ 2,841,214	$ 2,764,120
Current portion of long-term	286,575	221,233
Total debt	3,127,789	2,985,353
Less: Cash and cash equivalents	56,467	45,500
Net Debt	3,071,322	2,939,853
Total shareholders' equity	2,631,266	2,018,784
Net Debt and shareholders' equity	$ 5,702,588	$ 4,958,637
Net Debt-to-Capital	53.9%	59.3%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Year Ended
	December 31,
	2013	2012

Net cash provided by operating activities	$ 475,281	$ 398,594
Less: Capital expenditures for ship construction	(794,671)	(191,509)
Less: Capital expenditures for business enhancements and other	(100,180)	(112,331)
Free Cash Flow	(419,570)	94,754
Proceeds from ship construction financing facilities	640,586	133,493
Fees related to debt prepayment	124,215	--
Adjusted Free Cash Flow	$ 345,231	$ 228,247
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com